Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Dianne M. Grenz
First Senior Vice President
Director of Marketing & Public Relations
973-305-4005

VALLEY NATIONAL BANCORP TO PARTIALLY REDEEM ITS VNB CAPITAL TRUST I PREFERRED SECURITIES, AND AMENDS ITS SHELF REGISTRATION STATEMENT

WAYNE, N.J. – Tuesday, June 25, 2013 –Valley National Bancorp (NYSE: VLY) ("Valley"), the holding company of Valley National Bank, announced that it will deliver a notice of redemption effective July 26, 2013 of principal face amount of $15,000,000 of the 7 ¾% Trust Preferred Securities issued by VNB Capital Trust I, Valley’s subsidiary trust.

The Trust Preferred Securities are publicly traded under the ticker symbol “VLYPRA” on the New York Stock Exchange. From time to time, Valley’s Board has granted management authorization to call all or part of the remaining Trust Preferred Securities for redemption prior to their stated maturity date of December 15, 2031, subject to normal regulatory approval.  Excluding the securities related to the notice of redemption described above, Valley has previously redeemed $57.7 million, or 2.3 million shares, of the original $200 million of the Trust Preferred Securities issued by VNB Capital Trust I.

Today, Valley also filed a post-effective amendment to the shelf registration statement on Form S-3 of Valley National Bancorp.  The amendment was filed for the purposes of adding debt securities, depositary shares, warrants and units as additional securities that Valley could periodically offer and sell in one or more offerings.  The shelf registration statement provides Valley with capital raising flexibility and enables Valley to promptly access the capital markets for various future capital needs.

About Valley

Valley National Bancorp is a regional bank holding company headquartered in Wayne, New Jersey with $16 billion in assets. Its principal subsidiary, Valley National Bank, currently operates 209 branches in 145 communities serving 16 counties throughout northern and central New Jersey, Manhattan, Brooklyn, Queens and Long Island. Valley National Bank is one of the largest commercial banks headquartered in New Jersey and is committed to providing the most convenient service, the latest in product innovations and an experienced and knowledgeable staff with a high priority on friendly customer service 24 hours a day, 7 days a week.

For more information about Valley National Bank and its products and services, please visit www.valleynationalbank.com or call Customer Service, 24/7 at 800-522-4100.

1455 Valley Road, Wayne, NJ 07470	phone: 973-305-3380	fax: 973-696-2044	www.valleynationalbank.com